Exhibit 22

      Item 4. Submission of Matters to Vote of Security Holders - Annual Meeting At the annual meeting held May 14 2001, shareholders of the Company were asked to consider the Company's nominees for directors and to elect four (4) directors to serve for a term of three (3) years. The Company's nominees for director were: Joseph A Lucarelli, Anthony J. Marinello, MD, Robert A. McCormick, and Robert T. Cushing.

     The results of shareholder voting are as follows:

       1.       Election of Directors:

              Director                        For         Withheld      Abstain
              ________                        ___        _________      ______
              Joseph A. Lucarelli          54,849,811    1,419,078      -0-
              Anthony J. Marinello, MD     54,876,846    1,392,043      -0-
              Robert A. McCormick          52,503,424    3,765,465      -0-
              Robert T. Cushing            52,514,761    3,754,128      -0-

              Directors continuing in office are Barton A. Andreoli, Nancy A. McNamara, Dr. James H. Murphy, Richard J. Murray, Jr.,
              William D. Powers, and William J. Purdy.

        2. Proposal to ratify the appointment of KPMG LLP as the independent certified public accountants of TrustCo for the fiscal year ending December 31, 2001.

                    For        Withheld     Abstain
                    ___       _________    _________
                 54,509,022    303,815     1,456,053

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